As filed with the Securities and Exchange Commission on May 16, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEYERHAEUSER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0470860
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

220 Occidental Avenue South Seattle, Washington	98104-7800
(Address of Principal Executive Offices)	(Zip Code)

WEYERHAEUSER COMPANY 2022 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Kristy T. Harlan
Corporate Secretary

Weyerhaeuser Company

220 Occidental Avenue South

Seattle, Washington 98104-7800

(206) 539-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

J. Sue Morgan

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering 11,000,000 of the new shares of common stock, par value $1.25 per share, of Weyerhaeuser Company (the “Registrant”) that may be issued to participants under the Registrant’s 2022 Long-Term Incentive Plan (the “2022 Plan”) that were not previously registered pursuant to the Registrant’s Registration Statement on Form S-8 (file No. 333-188256) filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2013 (the “Prior Registration Statement”) with respect to shares of the Common Stock issuable under the Registrant’s 2013 Long-Term Incentive Plan (the “2013 Plan”). Effective on May 13, 2022 (the “Effective Date”) no further awards will be made under the 2013 Plan, including with respect to approximately 10,866,261 shares of Common Stock that remained available for issuance under the 2013 Plan as of the Effective Date (the “Remaining Shares”). The Registrant filed Post-Effective Amendment No. 1 to the Prior Registration Statement concurrently with this registration statement to provide that the Remaining Shares are issuable under the 2022 Plan as of the Effective Date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 18, 2022;

(b)the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the Commission on April 29, 2022;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on February 24, 2022, March 9, 2022, May 13, 2022, and May 16, 2022, in each case solely to the extent filed and not furnished; and

(d)the description of the Registrant’s common stock contained in Exhibit 4(r) to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 14, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Jose J. Quintana, the Senior Legal Counsel of the Registrant, has provided an opinion regarding the legality of the shares of common stock registered under this Registration Statement. Mr. Quintana owns shares of common stock and is eligible to receive stock and other awards granted by the Registrant under the Registrant’s 2022 Plan.

Item 6.    Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer. Section 23B.08.560 of the WBCA authorizes a corporation, if provided for in its articles of incorporation, by provision in a bylaw or resolution approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by WBCA Sections 23B.08.510 through 23B.08.550, provided that the corporation may not indemnify any director from or on account of acts or omissions of the director (a) finally adjudged to be intentional misconduct or a knowing violation of law, (b) finally adjudged to violate WBCA Section 23B.08.310 (relating to unlawful distributions), or (c) relating to any transaction with respect to which it was finally adjudged that the director personally received a benefit in money, property or services to which the director was not legally entitled.

Article XI of the Registrant’s Articles of Incorporation provides that the Registrant may indemnify any person, and will indemnify its directors, against all liability arising from or in connection with service or employment for or other affiliation with the corporation or other firms or entities to the maximum extent permitted by law. The Registrant’s Articles of Incorporation provide that the procedures for those seeking indemnification and/or advancement of expenses are as set forth in the Registrant’s Bylaws. Article XII of the Registrant's Bylaws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and otherwise formal or informal, by reason of the fact that the person is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan to the full extent and in the manner set forth in and permitted by the WBCA, and any other applicable law, as from time to time in effect.

The Registrant maintains officers' and directors' liability insurance under which its officers and directors are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Section 23B.08.320 of the WBCA authorizes Washington corporations to limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the corporation may not eliminate or limit the liability of a director for acts or omissions (a) that involve intentional misconduct or a knowing violation of law by a director, (b) that violate WBCA Section 23B.08.310 (relating to unlawful distributions), or (c) that relate to any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

Article X of the Registrant’s Articles of Incorporation provides that, to the full extent permitted by the WBCA as described above or as may be amended, a director shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1*	Opinion of counsel regarding the legality of the securities being registered
23.1*	Consent of KPMG LLP
23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page)
99.1	Weyerhaeuser Company 2022 Long-Term Incentive Plan (incorporated herein by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A, filed March 30, 2022)
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 16, 2022.

WEYERHAEUSER COMPANY

By: /s/ DEVIN W. STOCKFISH Devin W. Stockfish President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Devin W. Stockfish, Kristy T. Harlan and Jose J. Quintana, or any of them, as such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DEVIN W. STOCKFISH Devin W. Stockfish	President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2022

/s/ DAVID M. WOLD David M. Wold	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 16, 2022

/s/ RICK R. HOLLEY Rick R. Holley	Chairman of the Board and Director	May 16, 2022

/s/ SARA GROOTWASSINK LEWIS Sara Grootwassink Lewis	Director	May 16, 2022

/s/ NICOLE W. PIASECKI Nicole W. Piasecki	Director	May 16, 2022

/s/ AL MONACO Al Monaco	Director	May 16, 2022

/s/ LAWRENCE A. SELZER Lawrence A. Selzer	Director	May 16, 2022

/s/ DEIDRA C. MERRIWETHER Deidra C. Merriwether	Director	May 16, 2022

/s/ MARK A. EMMERT Mark A. Emmert	Director	May 16, 2022

/s/ KIM WILLIAMS Kim Williams	Director	May 16, 2022